EXHIBIT 99.1

CONTACTS

EpiCept Corporation: 777 Old Saw Mill River Road Tarrytown, NY 10591 Robert W. Cook (914) 606-3500 rcook@epicept.com	Investors: Lippert/Heilshorn & Associates Kim Sutton Golodetz (212) 838-3777 kgolodetz@lhai.com or Bruce Voss (310) 691-7100 bvoss@lhai.com

Media: Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EPICEPT CORPORATION REPORTS FIRST QUARTER 2008

OPERATING AND FINANCIAL RESULTS

TARRYTOWN, N.Y. (May 15, 2008) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) today announced operating and financial results for the three months ended March 31, 2008. For the first quarter of 2008, EpiCept’s net loss attributable to common stockholders was $6.1 million, or $0.13 per share, compared with a net loss attributable to common stockholders of $7.7 million, or $0.24 per share, for the first quarter of 2007. As of March 31, 2008, EpiCept had 51.3 million shares outstanding.

EpiCept today provided an update on several of its key product candidates:

➢

Ceplene® - a registration-stage compound for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission, the most common type of leukemia in adults. In March 2008, the European Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA), issued a negative opinion regarding the marketing authorization application for Ceplene. EpiCept has formally requested a re-examination of this opinion through the appeal process, which is expected to occur in the third quarter of 2008.

➢

EpiCept NP-1 - a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In February 2008, EpiCept reported encouraging results from a Phase II trial for NP-1 in Diabetic Peripheral Neuropathy (DPN), which the Company believes support the advancement of NP-1 to a pivotal Phase III trial in DPN. EpiCept NP-1 is currently being studied in two additional clinical trials: a Phase III trial in chemotherapy-induced peripheral neuropathy (CPN) being conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program; and a Phase II comparative trial versus gabapentin and placebo in post-herpetic neuralgia (PHN). Enrollment for the PHN trial is complete, and topline results are expected early in the third quarter of 2008.

May 15, 2008

➢

EPC2407 - a vascular disruption agent (VDA) that also has potent direct apoptotic activity on cancer cells. In April 2008, the Company announced that it is currently evaluating the pharmacodynamic effects of EPC2407 with different dosage schedules. Additional information on EPC2407 will be presented at the upcoming American Society of Clinical Oncology (ASCO) meeting in June.

➢

Azixa™ - a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. EpiCept received a milestone payment in March 2008 as a result of Myriad’s dosing of the first patient in one of its three Phase II trials. EpiCept is eligible to receive an additional milestone payment upon the dosing of the first patient in a Phase III trial.

Financial and Operating Highlights - First Quarter 2008 vs. First Quarter 2007

General and Administrative Expense

General and administrative expense decreased by 21%, or $0.7 million, from $3.3 million in the first quarter of 2007 to $2.6 million in the first quarter of 2008. The decrease was primarily attributable to lower personnel, accounting, and other miscellaneous costs.

Research and Development (R&D) Expense

Research and development expense decreased by 8%, or $0.3 million, from $3.7 million in the first quarter of 2007 to $3.4 millionin the first quarter of 2008. The decrease was primarily attributable to lower license fees. R&D activity during the first quarter of 2008 was focused on the completion of the clinical trials of NP-1 and preparation for the Oral Explanation meeting with the CHMP regarding the MAA for Ceplene.

Net Cash Used in Operating Activities

Net cash used in operating activities decreased by 32%, or $1.8 million, from $5.7 million in the first quarter of 2007 to $3.9 million for the first quarter of 2008. During the first quarter of 2008, cash was used primarily to fund the Company’s net loss for research and development and general and administrative expenses. The 2008 net loss was partially offset by non-cash charges of $0.6 million of FAS 123R stock-based compensation and $0.1 million of depreciation and amortization expenses. Deferred revenue increased by $1.0 million as a result of the $1.0 million milestone payment from Myriad.

The Company’s Cash Position

EpiCept had cash and cash equivalents totaling $4.8 million as of March 31, 2008. The Company believes its existing cash and cash equivalents will be sufficient to meet its projected operating and debt service requirements into June 2008, but it will not be sufficient to meet its obligations thereafter. EpiCept needs to raise additional funds, as soon as possible, to enable it to continue its operations and to repay its existing indebtedness, including its €1.5 million (approximately $2.4 million) loan that matures on June 30, 2008 and to make required monthly interest and principal payments due to its secured lender. In addition, the Company is required to deliver a term sheet for a funding transaction to its secured lender by May 19. The Company is seeking to raise, as soon as possible, additional equity capital, incur additional indebtedness or enter into collaboration and licensing agreements. There can be no assurance that such efforts will be successful. Any such funding may be dilutive to existing stockholders, may involve restrictive covenants and increased interest expense or may require the Company to forego certain

May 15, 2008

commercial rights to its product candidates. EpiCept is also in discussions to extend the maturity of its euro-denominated loan. If EpiCept is unsuccessful in these discussions or is unable to obtain the requisite funding on a timely basis, the Company may default on its loans or be declared in default under its loan agreements, which would entitle the secured lender to sell the Company’s intellectual property and other assets. See our Quarterly Report on Form 10-Q for the period ended March 31, 2008 for a further discussion of the Company’s liquidity and cash position.

About EpiCept Corporation

EpiCept is focused on unmet needs in the treatment of cancer and pain. The Company’s broad portfolio of pharmaceutical product candidates includes several pain therapies in clinical development and a lead oncology compound for AML with demonstrated efficacy in a Phase III trial; a marketing authorization application for this compound recently received a negative opinion and is being re-examined in Europe. In addition, EpiCept’s ASAP technology, a proprietary live cell high-throughput caspase-3 screening technology, can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells.  Two oncologydrug candidates currently in clinical development that were discovered using this technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with the adequacy of our existing cash resources and our need to raise additional financing to continue to meet our operating and debt service obligations and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, including our obligations to obtain additional financing, the risk that we may default on our loans or that our lenders may declare the Company in default or that our secured lender would seek to sell our assets, the risks that we may not be able to extend the maturity of our euro-denominated loan, the risk that the Company's securities may be delisted by the Nasdaq Capital Market and that any appeal of the delisting determination may not be successful, the risk that our appeal of the negative opinion regarding the MAA for Ceplene® will not be successful and that Ceplene® will not receive regulatory approval or marketing authorization in the EU, the risk that Ceplene®, if approved, will not achieve significant commercial success, the risk that Myriad's development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that our ASAP technology will not yield any successful product candidates, the risk that clinical trials for NP-1 or EPC2407 will not be successful, the risk that NP-1 or EPC2407 will not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on

May 15, 2008

collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept's periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myriad Genetics, Inc.

May 15, 2008

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	March 31, 2008	December 31, 2007

Cash and cash equivalents	$4,809	$4,943
Property and equipment, net	585	599
Total assets	$6,952	$7,398

Accounts payable and other accrued liabilities	$4,930	$4,028
Deferred revenue	7,807	6,837
Notes and loans payable	9,023	9,928
Total stockholders’ deficit	(15,570)	(14,177)
Total liabilities and stockholders’ deficit	$6,952	$7,398

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)

	Three Months Ended March 31,
	2008	2007

Revenue	$49	$159
Operating expenses:
General and administrative	2,601	3,294
Research and development	3,472	3,732
Total operating expenses	6,073	7,026
Loss from operations	(6,024)	(6,867)
Other income (expense):
Interest income	14	46
Foreign exchange gain	395	45
Interest expense	(473)	(616)
Change in value of warrants and derivatives	—	(278)
Other income (expense), net	(64)	(803)
Net loss before income taxes	(6,088)	(7,670)
Income taxes	(2)	(4)
Net loss	(6,090)	(7,674)
Basic and diluted loss per common share	$(0.13)	$(0.24)
Weighted average common shares outstanding	47,421,064	32,395,366

May 15, 2008

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)

Three Months Ended March 31,
	2008	2007

Net cash used in operating activities	$(3,902)	$(5,740)
Net cash used in investing activities	(21)	(127)
Net cash provided by (used in) financing activities	3,762	(1,663)
Effect of exchange rate changes on cash	27	—
Net (decrease) increase in cash and cash equivalents	(134)	(7,530)
Cash and cash equivalents at beginning of period	4,943	14,097
Cash and cash equivalents at end of period	$4,809	$6,567

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)

	Three Months Ended March 31,
	2008	2007

Stockholders’ deficit at beginning of period	$(14,177)	$(9,373)

Net loss for the period	(6,090)	(7,674)
Stock-based compensation expense	620	616
Foreign currency translation adjustment	(569)	(64)
Share, option and warrant issuance	4,646	13
Financing Costs	—	(63)
Reclassification of warrants from liability to equity, net	—	794

Stockholders’ deficit at end of period	$(15,570)	$(15,751)

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